SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




Date of Report (Date of earliest event reported):  July 17, 2002
                                                  -----------------------------


                                The Stanley Works
-------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)


Connecticut                  1-5244                      06-0548860
-------------------------------------------------------------------------------
(State or other           (Commission                 (IRS Employer
jurisdiction of            File Number)               Identification
incorporation)                                            No.)



1000 Stanley Drive, New Britain, Connecticut            06053
-------------------------------------------------------------------------------
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code: (860) 225-5111
                                                    ---------------------------



                                 Not Applicable
-------------------------------------------------------------------------------
 (Former name or former address, if changed since last report)









                       Exhibit Index is located on Page 4
                               Page 1 of 15 Pages

Item 5.           Other Events.
                  -------------

                  In a Press Release issued on July 17, 2002, the Registrant announced that it will acquire Senior Technologies, Inc. and assets of Avnet Inc.'s Production Supplies and Test division. Attached as Exhibit 20(i) is a copy of the Registrant's Press Release containing the announcement of the two acquisitions.


Item 7.           Financial Statements and Exhibits.
                  ----------------------------------

   (c) 20(i)      Press Release dated July 17, 2002.

       20(ii) Cautionary Statements relating to forward looking statements included in Exhibit 20(i) and made today in a conference call with industry analysts, shareowners and other participants.


Item 9.           Regulation FD Disclosure.
                  -------------------------

                  In a Press Release attached to this 8-K, the company provided earnings guidance for the third quarter and full year 2002. In a conference call with industry analysts, shareowners and other participants, the company reviewed the earnings guidance.

















                               Page 2 of 15 Pages

                                    SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                THE STANLEY WORKS



Date:  July 17, 2002       By:    /s/ Bruce H. Beatt
      ----------------    ----------------------------------------------------
                           Name:  Bruce H. Beatt
                           Title: Vice President, General
                                  Counsel and Secretary

























                               Page 3 of 15 Pages

                                  EXHIBIT INDEX

                           Current Report on Form 8-K
                               Dated July 17, 2002



                                Exhibit No.  Page
                                -----------  ----

                                20(i)         5

                                20(ii)        14


































                               Page 4 of 15 Pages

                                                               Exhibit 20(i)


FOR IMMEDIATE RELEASE

STANLEY REPORTS 2ND QUARTER E.P.S. UP 24%; OPERATING CASH FLOW SOARS TO 133% OF NET INCOME

Operating Margin of 15% Highest Since Early 1950s

New Britain, Connecticut, July 17, 2002: The Stanley Works (NYSE: "SWK") announced that second quarter net income was $63 million (72 cents per fully-diluted share) achieving the First Call consensus estimate of Wall Street analysts, and up 24% over net earnings of $51 million or 58 cents per fully-diluted share in 2001.

Operating cash flow was $84 million, up 50% over the second quarter a year-ago, and free cash flow (cash from operations less capital expenditures and dividends) was $51 million, more than three times higher than $16 million last year. On a year-to-date basis, operating cash flow was $105 million, also three times higher than last year. The company's debt was reduced by $18 million, and debt to capital dropped to 34%.

Net sales were $649 million, 3% lower than last year, from continued weakness across industrial tool channels and inventory reductions at major retail customers. Sales were reduced by $6 million in the second quarter of 2002 and $5 million in the second quarter of 2001 with the reclassification of cooperative advertising expenses out of selling, general and administrative expenses and into net sales, as required by EITF 00-25.

John M. Trani, Chairman and Chief Executive Officer, commented: "We are clearly benefiting from recent retail share gains. However, consumer volume was slower than expected as major customers reduced inventory levels despite continuing strong sell-through of Stanley products. Implementations of major rollouts under previously announced share gains were also slower than anticipated as customers worked through the sale of existing stock.

"As a consequence, our consumer business was up a low single digit percent, versus the mid-to-high single digit expected. Industrial revenues were consistent with expectations, given depressed market conditions, down a high single digit percent."






                               Page 5 of 15 Pages

Gross margin was 34.4%, versus 34.9% in the second quarter of 2001 from lower industrial sales. Continuing solid productivity was insufficient to offset the mix shift to the retail channel.

Selling, general and administrative ("SG&A") expenses of $135 million included $8 million pre-tax, $6 million after-tax, or $.06 per fully-diluted share, for severance and related expenses associated with further SG&A reductions. Aside from that amount, recurring SG&A expenses of $127 million (19.5% of sales) were $19 million or 230 basis points below second quarter 2001 levels.

In response to continuing weak markets, over 300 positions were eliminated, following 600 in the first quarter. Accordingly, management believes these lowered SG&A spending levels to be sustainable.

Operating margin, aside from the above-noted severance expense, was 14.9%, up 180 basis points from 13.1% last year. This represents the highest operating margin percent since the early 1950s.

Mr. Trani continued: "This was a landmark quarter, as both profitability and cash generation soared. This operating margin increase represents a step-function change to a new level of nearly 15% from the 10%-11% level just a few years ago. As a result, earnings per share experienced a similar step-function change to a level 20%-25% above that achieved in recent quarters, and operating cash flow rose to 133% of net income, validating the high quality of the earnings increase."

Other items resulted in a net credit of $21 million, including an $18 million pre-tax gain associated with the final settlement of a defined benefit plan. After excise and income taxes, the company will receive over $60 million in a reversion of cash from that pension plan, with the majority of it coming in the third quarter. After excise and income taxes, the pension gain added approximately $6 million after-tax, or $.06 per fully-diluted share, to net income.

Other items included no goodwill amortization in 2002, in accordance with SFAS 142, versus $1.9 million or $.02 per fully-diluted share in 2001. The company's income tax rate was 32% versus 33% last year reflecting the continued benefit of structural changes.

Tools sales decreased 5% from the second quarter of 2001 to $497 million. Operating margin was 14.8% versus 14.1% in the same period last year. Doors segment sales increased 1% to $153 million. Operating margin increased to 15.1% compared with 9.6% in the same period last year. Despite lower volume and a continuing mix shift to lower-margin retail channels, performance in both segments reflected continuing productivity gains and SG&A expense reductions.



                               Page 6 of 15 Pages

Looking forward to the remainder of 2002, Mr. Trani added: "In the third quarter, we expect flat industrial market conditions to render comparisons to prior year results less difficult. In addition, Mac Tools has recently demonstrated solid per-truck sales performance, and the overall truck count on a year-over-year basis is expected to be positive for the first time in several years. These factors should combine to yield only slightly negative year-over-year industrial sales.

"Consumer sales are expected to benefit from the roll-out of previously announced share gains. However, this is somewhat tempered by several major customers taking a conservative approach towards consumer spending and managing inventories accordingly. The net result is a positive but cautious outlook for revenues in the second half, likely flat in the third quarter and up 1-2% for the second half, leaving us within the previously stated range of EPS guidance for 2002." The company provided third quarter guidance indicating that earnings per fully- diluted share will be $.71 - $.73, an improvement of 15% - 18% over the $.62 earned in the third quarter of 2001. The company noted that this and all previous earnings guidance excludes any possible benefit from its proposed re-incorporation in Bermuda.

The company also announced two small acquisitions: Senior Technologies, Inc., a market leader of personal security systems for the nursing home market and assets of Avnet Inc.'s Production Supplies and Test division (PSAT), a distributor of supplies to the electronic assembly industry. Both support the company's goal to grow industrial markets, are bolt-on to existing industrial businesses, collectively will add $40 million of sales annually and are expected to be completed in July.

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools, door systems and related hardware for professional, industrial and consumer use.


Contact:   Gerard J. Gould
           Vice President, Investor Relations
           (860) 827-3833
           ggould@stanleyworks.com

This press release contains forward-looking statements. Cautionary statements accompanying these forward-looking statements are set forth, along with this news release, in a Form 8-K filed with the Securities and Exchange Commission today. The Stanley Works corporate press releases are available on the company's Internet web site at www.stanleyworks.com.






                               Page 7 of 15 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (Unaudited, Millions of Dollars Except Per Share Amounts)

                                    Second Quarter           Year to Date
                                  ------------------       ------------------
                                    2002      2001           2002     2001
                                  --------  -------        --------- ----------
NET SALES                         $ 649.1   $ 671.6*      $1,265.8  $1,293.2*

COSTS AND EXPENSES
  Cost of sales                     426.1     437.3          827.3     835.8
  Selling, general
   and administrative               134.9     146.1*         270.0     295.0*
  Interest - net                      5.9       7.5           12.3      14.1
  Other - net                       (21.0)      5.0          (18.9)    (16.1)
  Restructuring charges
   and asset impairments               -         -              -       18.3
                                    ------   -------       -------      ----
                                   $ 545.9   $ 595.9      $1,090.7  $1,147.1
                                   -------   -------      --------  --------

EARNINGS BEFORE INCOME TAXES         103.2      75.7         175.1     146.1
  Income taxes                        39.9      25.0          62.9      48.8
                                      ----      ----          ----      ----
NET EARNINGS                       $  63.3   $  50.7       $ 112.2   $  97.3
                                   =======   =======       =======   =======

NET EARNINGS PER SHARE OF COMMON STOCK

  Basic                            $   0.74  $   0.59     $   1.31   $   1.13
                                   ========  ========     ========   ========
  Diluted                          $   0.72  $   0.58     $   1.28   $   1.12
                                   ========  ========     ========   ========

DIVIDENDS PER SHARE                $   0.24  $   0.23     $   0.48   $   0.46
                                   ========  ========     ========   ========

AVERAGE SHARES OUTSTANDING (in thousands)

         Basic                       85,822    85,838       85,677     85,856
                                     ======    ======       ======     ======

         Diluted                     88,111    87,517       87,972     87,293
                                     ======    ======       ======     ======

* In January,  2002 the company adopted  Emerging Issues Task Force (EITF) Issue
Number 00-25 "Vendor Income  Statement  Characterization  of  Consideration to a
Purchaser of the Vendor's Products or Services". EITF 00-25 requires the reclassification of certain customer promotional payments previously reported in selling, general and administrative (SG&A) expenses as a reduction of revenue, and prior periods must be restated for comparability of results. Year to date
2001 Net Sales and SG&A are $9.5 million lower and second quarter 2001 Net Sales and SG&A are $4.9 million lower than previously published amounts reflecting reclassification of certain cooperative advertising (co-op) expenses. The co-op reclassifications for 2001 will be less than 1% of previously reported Net
Sales.





                               Page 8 of 15 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (Unaudited, Millions of Dollars)

                                                  June 2002       June 2001
                                                  ---------       ---------
ASSETS

  Cash and cash equivalents                       $   139.6       $   162.2
  Accounts receivable                                 560.0           538.0
  Inventories                                         401.8           439.2
  Other current assets                                170.0            79.8
                                                      -----            ----
         Total current assets                       1,271.4         1,219.2
                                                    -------         -------
  Property, plant and equipment                       492.5           500.4
  Goodwill and other intangibles                      239.9           234.8
  Other assets                                        161.7           152.2
                                                      -----           -----
                                                  $ 2,165.5        $2,106.6
                                                  =========        ========

LIABILITIES AND SHAREOWNERS' EQUITY
  Short-term borrowings                           $   270.6       $   401.6
  Accounts payable                                    261.9           237.0
  Accrued expenses                                    293.6           247.6
                                                      -----           -----
      Total current liabilities                       826.1           886.2
                                                      -----           -----
  Long-term debt                                      208.1           234.3
  Other long-term liabilities                         189.6           188.7
  Shareowners' equity                                 941.7           797.4
                                                      -----           -----
                                                   $2,165.5        $2,106.6
                                                   ========        ========
















                               Page 9 of 15 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                          SUMMARY OF CASH FLOW ACTIVITY
                        (Unaudited, Millions of Dollars)

                                            Second Quarter      Year to Date
                                           ----------------    --------------
                                             2002   2001       2002     2001
                                            ------  ------     -----    -----
OPERATING ACTIVITIES
   Net earnings                           $ 63.3   $ 50.7     $112.2  $  97.3
   Depreciation and amortization            16.0     19.9       32.7     42.2
   Restructuring charges and
    asset impairments                        -         -          -      18.3
   Other non-cash items                     (2.6)     6.8      (17.7)   (23.6)
   Changes in working capital               12.8    (18.3)       6.9    (64.3)
   Changes in other operating
    assets and liabilities                  (5.5)    (3.1)     (29.6)   (35.1)
                                            ----     ----      -----    -----
   Net cash provided by
    operating activities                    84.0     56.0      104.5     34.8

INVESTING AND FINANCING ACTIVITIES
  Capital and software expenditures        (12.5)   (20.1)     (31.2)   (36.0)
  Business acquisitions/dispositions         5.6    (78.1)       9.3    (78.1)
  Cash dividends on common stock           (20.5)   (19.6)     (40.9)   (39.3)
  Other net investing and financing
    activity                               (26.9)   112.6      (17.3)   187.2
                                           -----    -----      -----    -----
  Net cash provided by (used in)
   investing and financing activities      (54.3)   (5.2)      (80.1)    33.8


Increase in Cash and Cash Equivalents       29.7     50.8      24.4      68.6

Cash and Cash Equivalents,
 Beginning of Period                       109.9    111.4     115.2      93.6
                                           -----    -----     -----      ----

Cash and Cash Equivalents,
 End of Period                           $ 139.6  $ 162.2   $ 139.6   $ 162.2
                                         =======   =======   =======  =======













                               Page 10 of 15 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                          BUSINESS SEGMENT INFORMATION
                        (Unaudited, Millions of Dollars)

                                   Second Quarter           Year to Date
                                  ----------------        ------------------
                                   2002      2001          2002       2001
                                  ------    ------        ------    -------
INDUSTRY SEGMENTS
Net Sales
         Tools                    $ 496.5 $ 521.2         $  974.5 $ 1,009.2
         Doors                      152.6   150.4            291.3     284.0
                                    -----   -----            -----     -----
         Consolidated             $ 649.1 $ 671.6         $1,265.8 $ 1,293.2
                                  ======= =======         ======== =========


Operating Profit
         Tools                    $  65.6 $  73.7          $ 127.4  $  136.4
         Doors                       22.5    14.5             41.1      26.0
                                     ----    ----             ----      ----
         Consolidated              $ 88.1   $88.2          $ 168.5  $  162.4
                                   ======   =====          =======  ========































                               Page 11 of 15 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
     Consolidated Statements of Operations and Business Segment Information
                     Excluding 2002 Severance & Pension Gain
                           Second Quarter 2002 & 2001
            (Unaudited, Millions of Dollars Except Per Share Amounts)

                                            2002                      2001
                            -------------------------------------  ------------
                            Excluding     Severance/
                            Severance &    Pension
                            Pension Gain    Gain       Reported     Reported
                            ------------  ----------  -----------  ------------

Net sales                     $ 649.1      $   -         $649.1     $671.6
Cost of sales                   426.1          -          426.1      437.3
                                -----       -----         -----      -----
Gross margin                    223.0          -          223.0      234.3
                                 34.4%                     34.4%      34.9%

SG&A expenses                   126.5        8.4          134.9      146.1
                                -----       -----         -----      -----
                                 19.5%                     20.8%      21.8%

Operating profit                 96.5       (8.4)          88.1       88.2
                                 14.9%                     13.6%      13.1%

Interest-net                      5.9        -              5.9        7.5
Other-net                        (2.6)     (18.4)         (21.0)      (5.0)
                                 -----     -----          -----       -----
Earnings before income taxes     93.2       10.0          103.2       75.7
Income taxes                     29.9       10.0           39.9       25.0
                                 ----       ----           ----       ----
                                 32.0%                     38.7%      33.0%
Net earnings                   $ 63.3     $   -          $ 63.3     $ 50.7
                               ======      ======         ======     ======
Average shares outstanding
 (diluted)                      88,111     88,111         88,111     87,517
Earnings per share
 (diluted)                     $  0.72    $   -         $  0.72     $  0.58
                               ========    ======        ======      ======

INDUSTRY SEGMENTS
Net sales
    Tools                      $ 496.5         -        $ 496.5     $ 521.2
    Doors                        152.6    $    -          152.6       150.4
                                 -----     -----          -----       -----
    Consolidated               $ 649.1    $    -        $ 649.1     $ 671.6
                               =======     =====         =======    =======

Operating profit
    Tools                      $  73.4    $ (7.8)       $  65.6     $  73.7
    Doors                         23.1      (0.6)          22.5        14.5
                                  ----      ----           ----        ----
    Consolidated               $  96.5    $ (8.4)       $  88.1      $ 88.2
                               -------    -------        -------      ------

Interest-net                       5.9        -             5.9         7.5
Other-net                         (2.6)    (18.4)         (21.0)        5.0
                                  -----    -------       -------      ------
Earnings before income taxes     $ 93.2   $ 10.0       $  103.2      $ 75.7
                                 ======    =======      =======      ======

                               Page 12 of 15 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
     Consolidated Statements of Operations and Business Segment Information Excluding 2002 Severance & Pension Gain & 2001 Restructuring Charges,
                   Asset Impairments and Special Charges and Credits
                                YTD 2002 vs. 2001
            (Unaudited, Millions of Dollars Except Per Share Amounts)

                           2002                          2001
                ---------------------------  ----------------------------------
                                             Excluding
                                           Restructuring,  Restructuring,
                                         Asset Impairments Asset Impairments
                Excluding    Severance/     & Special      & Special
                Severance &   Pension       Charges and   Charges and
                Pension Gain   Gain   Reported  Credits   Credits      Reported
                ------------ -------  -------- --------  ---------    ----------

Net sales          $1,265.8   $   -   $1,265.8 $1,293.9     $ (0.7)   $1,293.2
Cost of sales         827.3       -      827.3    830.3        5.5       835.8
                      -----    -----     -----    -----        ---       -----
Gross margin          438.5       -      438.5    463.6      (6.2)       457.4
                       34.6%      -       34.6%    35.8%                  35.4%
SG&A expenses         261.6      8.4     270.0    291.7       3.3        295.0
                      -----      ---     -----    -----       ---        -----
                       20.7%              21.3%    22.5%                  22.8%
Operating profit      176.9     (8.4)    168.5    171.9      (9.5)       162.4
                       14.0%              13.3%    13.3%                  12.6%

Interest-net           12.3       -       12.3     14.1        -          14.1
Other-net              (0.5)   (18.4)    (18.9)    11.5     (27.6)       (16.1)
Restructuring charges
 and asset impairments    -       -         -        -       18.3         18.3
                       -----     ----     ----     ----     ------       ------
Earnings before
 income taxes         165.1     10.0     175.1    146.3     (0.2)        146.1
Income Taxes           52.9     10.0      62.9     48.3      0.5          48.8
                       ----     ----      ----     ----      ---          ----
                       32.0%              35.9%    33.0%                  33.4%
Net earnings        $ 112.2    $  -     $112.2   $ 98.0   $ (0.7)       $ 97.3
                    =======     ====     ======   ======   ======       ======
Average shares
 outstanding (diluted) 87,972  87,972   87,972    87,293    87,293      87,293
Earnings per share
 (diluted)          $   1.28   $   -    $ 1.28   $ 1.12    $   -        $ 1.12
                    ========   ======   ======   ======    ======       =======

INDUSTRY SEGMENTS
Net sales
    Tools           $  974.5   $   -    $ 974.5  $1,009.9  $ (0.7)     $1,009.2
    Doors              291.3       -      291.3     284.0      -          284.0
                       -----    -----     -----    ------   -----      ---------
    Consolidated    $1,265.8   $   -   $1,265.8  $l,293.9  $ (0.7)     $1,293.2
                    ========    =====   ========  =======  =======     ========

Operating profit
    Tools           $  135.3   $ (7.8)  $ 127.4   $ 145.6  $ (9.2)      $ 136.4
    Doors               41.7     (0.6)     41.1      26.3    (0.3)         26.0
                        ----     ----      ----      ----    ----          ----
    Consolidated       176.9     (8.4)    168.5     171.9    (9.5)        162.4
                       -----     ----     -----     -----    ----         -----
Interest-net            12.3       -       12.3      14.1      -           14.1
Other-net               (0.5)   (18.4)    (18.9)     11.5   (27.6)        (16.1)
Restructuring charges
 and asset impairments    -         -        -        -      18.3          18.3
                        ----    -----      ----     ----    -----       --------
Earnings before income
 taxes               $  165.1   $ 10.0   $ 175.1  $ 146.3  $ (0.2)      $ 146.1
                     ========   ======   =======  =======  ======       =======

                               Page 13 of 15 Pages

                                                               Exhibit 20(ii)

                              CAUTIONARY STATEMENTS

           Under the Private Securities Litigation Reform Act of 1995

Statements in the company's press release attached to this Current Report on Form 8-K regarding the company's ability to (i) deliver revenues that are flat in the third quarter and up 1-2% for the second half of the year; (ii) deliver earnings per fully-diluted share within the previously stated range of EPS guidance for the full year 2002; (iii) deliver third quarter earnings per fully-diluted share of $.71 -$.73, an improvement of 15-18% over the $.62 earned in the third quarter of 2001, and (iv) add $40 million of sales annually from the acquisitions of Senior Technologies, Inc. and assets of Avnet's Production and Supplies Test division, are forward looking and inherently subject to risk and uncertainty.

The company's ability to achieve the earnings objectives identified in the preceding paragraph is dependent on both internal and external factors, including the success of the company's marketing and sales efforts, continuing improvements in productivity and cost reductions, including inventory reductions, and continued reduction of selling, general and administrative expenses as a percentage of sales, the strength of the United States economy and the strength of foreign currencies, including, without limitation, the Euro.

The company's ability to achieve the expected level of revenues is dependent upon a number of factors, including (i) the ability to recruit and retain a sales force comprised of employees and manufacturers representatives, (ii) the success of The Home Depot and Wal-Mart programs and of other initiatives to increase retail sell through and stimulate demand for the company's products,
(iii) the success of recruiting programs and other efforts to deliver positive overall Mac Tools truck count versus the prior year; (iv) the ability of the sales force to adapt to changes made in the sales organization and achieve adequate customer coverage, (v) the ability of the company to fulfill demand for its products, (vi) the absence of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition, and (vii) the acceptance of the company's new products in the marketplace as well as the ability to satisfy demand for these products.

The company's ability to deliver inventory reductions and otherwise improve its productivity and to lower the cost structure is dependent on the success of various initiatives that are underway or are being developed to improve


                               Page 14 of 15 Pages
manufacturing and sales operations and to implement related control systems, which initiatives include certain facility closures and related workforce reductions expected to be completed in 2002. The success of these initiatives is dependent on the company's ability to increase the efficiency of its routine business processes, to develop and implement process control systems, to mitigate the effects of any material cost inflation, to develop and execute comprehensive plans for facility consolidations, the availability of vendors to perform outsourced functions, the successful recruitment and training of new employees, the resolution of any labor issues related to closing facilities, the need to respond to significant changes in product demand while any facility consolidation is in process and other unforeseen events.

The company's ability to continue to reduce selling, general and administrative expenses as a percentage of sales is dependent on various process improvement activities, the continued success of changes to the sales organization and the reduction of transaction costs.

The company's ability to add $40 million of sales annually from the acquisitions of Senior Technologies, Inc. and assets of Avnet's Production and Supplies Test division is dependent upon a number of factors, including the fulfillment of closing requirements and completion of the acquisitions, the successful integration of these businesses with existing businesses of the company, and the achievement of the sales plans for these businesses.

The company's ability to achieve the objectives discussed above will also be affected by external factors. These external factors include pricing pressure and other changes within competitive markets, the continued consolidation of customers in consumer channels, increasing competition, changes in trade,
monetary  and  fiscal   policies   and  laws,   inflation,   currency   exchange
fluctuations, the impact of dollar/foreign currency exchange rates on the competitiveness of products, the impact of the events of September 11, 2001, and recessionary or expansive trends in the economies of the world in which the company operates.










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